ADDENDUM ONE

                                     TO THE

                        PRINCIPAL UNDERWRITER'S AGREEMENT

     THIS ADDENDUM dated as of January 14, 1994, to the Principal Underwriter's Agreement dated as of May 1, 1993 (the "Agreement") by and between VAN KAMPEN MERRITT SERIES TRUST, a Massachusetts business trust (the "Trust"), and Xerox Life Sales Company, a Delaware corporation (the "Principal Underwriter").

     WHEREAS, the Trust has established the World Equity Portfolio and the Utility Portfolio, each being a separate sub-trust, and desires to retain the Principal Underwriter to serve as principal underwriter of each sub-trust; and

     WHEREAS,   the  Principal   Underwriter   desires  to  serve  as  principal
underwriter for each of the World Equity Portfolio and the Utility Portfolio; THEREFORE

     The Agreement is hereby amended so as to include the World Equity Portfolio and the Utility Portfolio as sub-trusts of the Trust.

     In WITNESS WHEREOF, the Trust and the Principal Underwriter have caused this Addendum to the Agreement to be executed on the day and year first above written.



VAN KAMPEN MERRITT SERIES TRUST                   XEROX LIFE SALES COMPANY

    /s/DENNIS J. MCDONNELL                              /s/JUDY M. DREW
By: ___________________________                 By:_________________________

           President                                       President

Attest                                          Attest


       /s/RONALD A. NYBERG                             /s/JEFFERY K. HOELZEL
By:____________________________                 By:_________________________

         Secretary                                         Secretary